Exhibit 99.2

HCP PRICES OFFERING OF 12 MILLION SHARES

LONG BEACH, CA — November 3, 2010 — HCP (NYSE:HCP) announced the pricing of a public offering of 12 million shares of common stock at a price per share of $35.25.  The deal was upsized from the originally announced 10 million shares due to strong investor demand.  The proceeds from this offering will be approximately $423 million and will be used to repay borrowings under HCP’s revolving credit facility, which was drawn upon for various investments, including the recent debt investments in Genesis HealthCare, with the remainder to be used for general corporate purposes.

The underwriters also have an option to purchase up to 1.8 million shares of common stock exercisable within 30 days.

Citi, Goldman, Sachs & Co., and J.P. Morgan are the bookrunning managers for the offering.  The offering of shares of HCP common stock may be made only by means of a prospectus, copies of which can be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, or by telephone at (877) 858-5407.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of September 30, 2010, HCP’s portfolio of investments, including properties owned by its unconsolidated joint ventures, consisted of: (i) interests in 670 properties among the following segments: 250 senior housing, 102 life science, 252 medical office, 45 skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

HCP
Thomas M. Herzog
Executive Vice President — Chief Financial Officer
562-733-5309